CERTIFICATE OF

                                    AMENDMENT

                           TO CERTIFICATE OF FORMATION

                                       OF

                             DELEEUW CONVERSION LLC


      DeLeeuw Conversion LLC (hereinafter called the "Company"), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

      FIRST:  The name of the limited  liability  company is DeLeeuw  Conversion
LLC.

      SECOND: The Certificate of Formation of the Company is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

      "FIRST: The name of the limited liability company is DeLeeuw Associates, LLC."



Executed on this 4th day of March, 2004.


/s/ Scott Newman
------------------------
Scott Newman
Sole Manager